Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EXACT SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following set of Frequently Asked Questions was made available to employees of Exact Sciences Corporation on November 20, 2025.

Employee FAQ

As of November 20, 2025

What is happening?

Exact Sciences has agreed to be acquired by Abbott, a global healthcare leader. The combination is expected to close in the second quarter of 2026. Until then, we remain two separate companies, each continuing to operate separately.

Why is this happening?

This combination will help accelerate our mission to help eradicate cancer. Abbott’s purpose – Life. To The Fullest. - reflects its commitment to helping people live healthier, fuller lives.

The combination allows Abbott to expand into cancer screening and precision oncology and genomic diagnostics, building on its reputation as a trusted leader in healthcare worldwide. Abbott approached Exact Sciences because of our people, our science, our technology platform, and the trust we’ve built with patients and providers. Together, we can expand access to our tests, strengthen innovation, and make an even greater impact in the fight against cancer.

Why now?

Abbott sees our growing impact and strong results. Demand for earlier detection and personalized treatment continues to rise, and joining Abbott at this moment helps reach more patients globally and advance the science and solutions needed to help eradicate cancer.

Who is Abbott?

Abbott is a global healthcare company with 137 years of experience improving health through its broad and global portfolio spanning diagnostics, medical devices, nutritional products and medicines. They have well-known brands such as Ensure®, Similac®, Pedialyte®, BinaxNOW® Covid tests and FreeStyle Libre® continuous glucose monitoring. In diagnostics, Abbott has a strong presence in core laboratory, molecular, point of care and rapid diagnostics and transfusion medicine. Abbott is the global leader in blood and plasma screening to support a safe blood supply and immunoassay testing and is a leader in clinical chemistry, hematology, cardiometabolic, infectious diseases and emergency care testing.

Abbott is recognized among the world’s most admired and innovative companies, named to Fortune’s Most Admired Companies every year since 1984, recognized by the Wall Street Journal as one of the Best-Managed Companies, featured on Fortune’s Most Innovative Companies list and Time’s Best Inventions, included in TIME’s 100 Most Influential Companies, and has made Fortune’s Change the World list multiple times for its impact on society.

And Abbott is consistently recognized as a great place to work, is on Science Magazine’s Top 20 Employers list, has been named a great place to work in more than 20 countries and has the top healthcare internship program in the U.S.

What does Abbott see in Exact Sciences?

Abbott values our people, our science, and our practice-changing tests enabled by our technology platform. It sees Exact Sciences as a leader in cancer diagnostics and views this combination as a way for Abbott to enter the segment and bring our innovations to more patients around the world.

What is the timeline?

Closing is expected to occur in the second quarter of 2026, pending customary regulatory reviews, approval by Exact Sciences’ shareholders, and other closing conditions. Until then, Exact Sciences and Abbott will continue to operate as separate companies, and we’ll stay focused on delivering for our patients, providers, and each other.

Will there be changes to jobs, compensation, or benefits now?

We will continue to operate as an independent public company until the closing and will continue to operate under our current compensation and benefits programs. However, no new offering periods will commence under the Exact employee stock purchase plan (ESPP). Our 2025 bonus, annual compensation increases, 401k match for 2025, and promotion cycle will continue as planned in early 2026. Our annual stock award grants will also occur in the first quarter of 2026.

Abbott has generally agreed to provide each Exact Sciences employee who continues with Abbott post-closing with the following, until the first anniversary of closing:

•

Base salary or base wage rate and target annual cash incentive opportunities, in each case, that are no less favorable than those in effect for each such Exact Sciences employee immediately prior to the closing;

•

A target long-term incentive (i.e., stock) opportunity for the calendar year following the calendar year of closing that is no less favorable than that provided to similarly situated employees of Abbott, with Exact Sciences’ annual grants to eligible employees for 2026 expected to be made prior to closing at the normal time;

•	Severance benefits in accordance with the terms of the Exact Sciences’ benefit plans in which such Exact Sciences employee is eligible to participate immediately prior to the closing; and

•

Other employee benefits (excluding the Exact Sciences ESPP) that are no less favorable in the aggregate than (1) through the end of the calendar year of closing, those provided to the continuing employee immediately prior to closing and (2) thereafter through the first anniversary of closing, those provided to similarly situated employees of Abbott.

What happens to my outstanding equity (company stock)?

Under the terms of the merger agreement, at the closing, outstanding Exact equity awards will be treated as follows:

•

Each option to purchase shares of Exact Sciences common stock that is outstanding and unexercised as of immediately prior to the closing will be cancelled and, in the case of any such option the per-share exercise price of which is less than $105, converted into the right to receive a cash payment equal to the number of shares of Exact Sciences common stock for which such option is exercisable multiplied by the excess of $105 over the per-share exercise price of such option, less applicable taxes.

•

Each restricted stock unit (RSU) that was granted prior to November 19th and remains outstanding immediately prior to closing will vest and will be cancelled and converted into the right to receive $105 in respect of each share of Exact Sciences common stock subject to such restricted stock unit, less applicable taxes.

•

Subject to certain exceptions, each Exact Sciences restricted stock unit granted after the date of the merger agreement (e.g. during annual equity award period or new hire awards) will be converted at the closing into an Abbott restricted stock unit on substantially the same terms and conditions, including with respect to double-trigger vesting protections, provided that the number of shares of Abbott common shares underlying such Abbott restricted stock unit will be determined based on $105 divided by the average closing price of a share of an Abbott common share for the 10 consecutive trading days ending on and including the trading day immediately preceding to the closing.

Will there be layoffs?

The goal of this combination is growth and expanded reach. Abbott is acquiring Exact Sciences for our innovation, people, and expertise. We bring new and complementary capabilities to their business.

While Abbott, like all companies, regularly assesses its market and organizational needs, there are no current plans for significant workforce reductions once the transaction is closed.

What does this mean for Exact Sciences’ mission and culture?

Our mission remains the same — to reduce cancer mortality through earlier detection and personalized treatment guidance. Abbott shares that ambition and recognizes that people and culture are essential to achieving it. Together, we can accelerate progress and reach more patients than ever before.

How will employees be kept informed?

We’ll share updates regularly through email, team meetings and Nucleus. You can also send questions anytime to hr@exactsciences.com or Employee Center.

Important Information and Where to Find It

In connection with the proposed transaction, Exact Sciences Corporation (“Exact Sciences”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement, the definitive version of which will be sent or provided to Exact Sciences’ stockholders. Exact Sciences may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Exact Sciences with the SEC. INVESTORS AND SECURITY HOLDERS OF EXACT SCIENCES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the proxy statement (when it is available) and other documents that are filed with the SEC by Exact Sciences free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Exact Sciences’ website at https://www.exactsciences.com.

Participants in the Solicitation

Exact Sciences and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Exact Sciences’ stockholders in connection with the proposed transaction. Information about the directors and executive officers of Exact Sciences and their ownership of Exact Sciences common shares is contained in the definitive proxy statement for Exact Sciences’ 2025 annual meeting of shareholders, which was filed with the SEC on April 29, 2025, including under the headings “Information Concerning Directors and Nominees for Director,” “Information Concerning Executive Officers,” “Corporate Governance Principles, Board Matters, and Non-Employee Director Compensation,” “Compensation and Other Information Concerning Named Executive Officers” and “Securities Ownership of Certain Beneficial Owners and Management.” Additional information regarding ownership of Exact Sciences’ securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Exact Sciences in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement relating to the proposed transaction when it is filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Exact Sciences’ website at https://www.exactsciences.com.

Forward-Looking Statements

This communication contains forward-looking statements about, among other things, the proposed acquisition of Exact Sciences by Abbott Laboratories. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the following: the possible inability of the parties to consummate the proposed transaction on a timely basis or at all; the possible inability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including necessary regulatory approvals and the requisite vote by Exact Sciences’ stockholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the parties’ definitive agreement for the proposed transaction (the “Merger Agreement”); the risk that the Merger Agreement may be terminated in circumstances that require Exact Sciences to pay a termination fee; the possibility that competing offers may be made; the potential adverse impact on Exact Sciences of contractual restrictions under the Merger Agreement that limit Exact Sciences’ ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the proposed transaction and the possibility that the proposed transaction may be more expensive to complete than anticipated; potential adverse effects of the announcement or pendency of the proposed transaction, or any failure to complete the proposed transaction, on the market price of Exact Sciences’ common stock or on the ability of Exact Sciences to develop and maintain relationships with its personnel (including Exact Sciences’ ability to attract and retain highly qualified management and other scientific personnel) and customers, suppliers and others with whom it does business or otherwise on Exact Sciences’ business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from Exact Sciences’ ongoing business operations due to the proposed transaction; and the risk of litigation and/or regulatory actions related to the proposed transaction or Exact Sciences’ business and the outcome of any such litigation or regulatory action.

The risks described above are not exhaustive. Other important risks and uncertainties affecting Exact Sciences and its business are described in the Risk Factors sections of Exact Sciences’ most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in its other reports filed with the SEC. Exact Sciences undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.